Exhibit 99

FOR IMMEDIATE RELEASE

February 6, 2008

THE EASTERN COMPANY REPORTS RECORD

RESULTS FOR 2007

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced its operating results for the fourth quarter and full year of 2007.

Sales for the fourth quarter of 2007 were $33.8 million, a 32% decrease when compared to the $49.7 million in the fourth quarter of 2006. The 2006 fourth quarter, however, included $18.5 million of sales attributed to a military contract where we provided latching systems for the up-armored Humvee program. Sales of the Company’s “core” business units increased by 8% in the fourth quarter of 2007 compared to 2006.

Sales for the full year 2007 were $156.3 million compared to $138.5 in 2006, an increase of 13%. The year 2007 included $20.5 million of military sales while the year 2006 included $18.5 million of military sales. The Company’s “core” business unit sales in 2007 increased approximately 13% to $135.8 million from $119.9 million in 2006.

For the full year 2007, net income increased 4%, from $9.7 million or $1.67 per diluted share to $10.1 million or $1.68 per diluted share. Fourth quarter earnings of $887,500 or $.15 per diluted share compared to $5.6 million or $.96 per diluted share in the fourth quarter of 2006.

Leonard F. Leganza, Chairman and President stated, “While 2007 was a challenging year, we did set records in both sales and earnings for the full year. Notwithstanding the positive impact as a result of fulfilling our military contract shipments, the Company’s “core” business units did increase sales in both the fourth quarter and full year of 2007. Barring any major slow down in the economy, we are optimistic that this trend will continue through 2008.”

Mr. Leganza continued, “The full integration of the Royal Lock and Summit Corporation acquisitions were completed in 2007 and contributed over $11 million in sales for the year. They will continue to be a positive benefit to the Company in 2008. In addition, our Metal Castings Group is experiencing increasing order activity partially the result of the currently favorable exchange rate between the U.S. dollar and Euro as well as the slowly increasing Chinese Yuan making our pricing more competitive in this global economy.”

Mr. Leganza added, “Even though we had fulfilled the one-time military contract to deliver door latching components used in the retro fit program for up armored Humvees in the fourth quarter of 2006 and first quarter of 2007, our Eberhard Division continues to develop additional combat latching systems for newly designed military vehicles. Those activities will be positive factors toward increasing our revenue growth.”

Mr. Leganza concluded, “In 2008 The Eastern Company will have achieved a historical milestone – 150 years of continuous excellence and we intend to further build on our past successes through strategic acquisitions in addition to our internal growth and market development.”

The Eastern Company is a 150-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results are included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
Net Sales	$ 33,760,726	$ 49,729,681	$156,281,083	$138,465,411

Net Income After Tax	887,457	5,635,259	10,080,693	9,658,748

Net Income Per Share:
Basic	$ 0.15	$ 1.03	$ 1.79	$ 1.76
Diluted	$ 0.15	$ 0.96	$ 1.68	$ 1.67

Weighted average
shares outstandings:
Basic	5,754,584	5,478,592	5,631,073	5,474,137
Diluted	6,036,320	5,854,147	5,989,754	5,768,108